Exhibit 5.1

July 10, 2023
File No: 62318

ODDITY Tech Ltd.

8 Haharash Street

Tel Aviv-Yaffa 6761304

Israel

Re: ODDITY Tech Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel for ODDITY Tech Ltd., an Israeli company (the “Company”), in connection with the proposed underwritten initial public offering by the Company, contemplating (i) the issuance and sale by the Company of an aggregate of up to 1,754,385 Class A ordinary shares, par value of NIS 0.001 per share (“Ordinary Shares”) of the Company (the “Firm Shares”), (ii) the sale by the selling shareholders (the “Selling Shareholder”) named in the Registration Statement (defined below) of up to an additional 8,771,929 Ordinary Shares (the “Selling Shareholder Shares”) and (iii) the potential sale by the Selling Shareholders of up to an additional 1,578,947 Ordinary Shares (the “Additional Shares” and, collectively with the Firm Shares and the Selling Shareholder Shares, the “Shares”), that are subject to an option to purchase such Additional Shares proposed to be granted by the Selling Shareholders to the underwriters in the offering (the “Offering”). The term “Shares” shall also include any additional Ordinary Shares registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion letter is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

We have examined originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1 (File No. 333-272890) filed by the Company with the SEC under the Securities Act (as amended through the date hereof, the “Registration Statement”) and to which this opinion is attached as an exhibit; (ii) a copy of the articles of association of the Company, as currently in effect; (iii) a draft of the amended articles of association of the Company, to be in effect immediately prior to the closing of the Offering (the “Amended Articles”); (iv) resolutions of the board of directors (the “Board”) of the Company and its shareholders which have heretofore been approved and, in each case, which relate to the Registration Statement and other actions to be taken in connection with the Offering (the “Resolutions”); and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that following effectiveness of the Amended Articles and upon payment to the Company of the consideration per Share in such amount and form as shall be determined by the Board or an authorized committee thereof, the Shares, when issued and sold in the Offering, as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and the Selling Shareholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman
Herzog Fox & Neeman

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il